Exhibit 99.2

                    CONTACT:  Republic Industries      954-627-6000
                              Thomas W. Hawkins        954-627-6073

                              ADT Limited              407-997-8406

                   ADT AND REPUBLIC INDUSTRIES CHANGE TIME
                       FOR RECEIPT OF FAIRNESS OPINION

                    FT. LAUDERDALE, FL, July 15, 1996 -- Republic Industries, Inc. (NASDAQ:RWIN) and ADT Limited (NYSE:ADT) jointly announced today that they have amended their agreement providing for the combination of ADT and Republic to change the date by which ADT is to receive a fairness opinion to the date of mailing of the joint proxy statement/prospectus relating to the transaction to their respective shareholders.

                    As previously announced, under the terms of the agreement, ADT shareholders will receive .92857 shares of Republic common stock for each of their shares of ADT common stock, and ADT will become a wholly-owned subsidiary of Republic.

                    Republic is a diversified company operating in the electronic security service, solid waste, and out-of-home media industries. The Company is expanding into the automotive industry.

                    ADT is the largest single provider of
          electronic security services in North America and the largest provider in the United Kingdom, providing continuous monitoring of commercial and residential security systems to over 1.4 million customers in North American and Europe.

                    ADT is also the second largest provider of vehicle auction services in the United States, operating a network of 29 vehicle auction centers providing a comprehensive range of vehicle remarketing services to vehicle dealers and owners and operators of vehicle fleets.